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                                                                    EXHIBIT 99.1

DATE: June 18, 2003

FROM:                                   FOR:
Padilla Speer Beardsley Inc.            Tower Automotive, Inc.
1101 West River Parkway                 5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55415            Grand Rapids, Michigan 49546

Tony Carideo (612) 455-1700             Financial: David Tuit (616) 802-1591
                                        Media: Bev Pierce (616) 802-1630


FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE COMPLETES AMENDMENT TO CREDIT AGREEMENT AMENDED TERMS PROVIDE ENHANCED LIQUIDITY AND REFINANCING FLEXIBILITY

         GRAND RAPIDS, Mich., June 18 -- Tower Automotive, Inc. (NYSE: TWR), announced that its wholly owned subsidiary, R.J. Tower Corporation, has successfully completed an amendment to its senior credit facility which will enhance the Company's overall liquidity and provide flexibility to redeem its $200 million convertible subordinated debentures prior to their maturity on August 1, 2004. The Company agreed to grant security to its lenders in certain assets of R.J. Tower and to reduce the total borrowing capacity under the facility by $125 million in conjunction with the amendment, which also includes more flexible financial covenants. The complete amendment has been filed as an exhibit to a Form 8-K filed with the Securities and Exchange Commission today.
         The bank amendment, which has an effective date of June 13, 2003, was completed in conjunction with R.J. Tower's previously announced issuance of $258 million of 12% senior unsecured notes. The net proceeds from the notes offering were approximately $240.8 million after related financing costs and original issue discount.
         "The combination of the senior notes offering and amendment to our senior credit facility has accomplished our objectives of extending the maturities of our capital structure and providing additional liquidity under our existing credit agreements," stated Ernie Thomas, Chief Financial Officer of Tower Automotive. "In particular, these transactions allow us to improve our liquidity during the next 12 months as we complete the launch of two-thirds of our new business backlog of $1.4 billion, which will result in net new business to Tower of $900 million through 2005."


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         The amended credit facility, under which the Company had total borrowings outstanding of $368.1 million at March 31, 2003, has been restructured to consist of a $240 million term loan facility and a revolving credit facility of $360 million. The term loan facility maintains the maturity schedule of the previous $125 million term loan, which begins quarterly repayments on March 31, 2005, with the balance due upon expiration of the credit agreement in July 2006. The term loan facility and $44 million of permanent letters of credit will be secured by an initial grant of security in principal properties and certain other assets of the Company.
         The available capacity under the $360 million revolving credit facility is reduced by, among other things, outstanding letters of credit including the permanent letters of credit. This capacity is also temporarily reduced by $200 million until the Company, at its option, chooses to utilize this capacity to redeem its $200 million convertible subordinated notes. In the event the Company uses borrowings under the facility to effect such a redemption, the Company will grant additional security to the lenders in its working capital and certain other assets. Under the amended agreement, the Company may also choose to obtain alternative financing to redeem the convertible subordinated notes, at which time the $200 million reduction in the revolving credit capacity would become permanent. The amendment also provides for an increase in LIBOR-based borrowings of approximately 0.75% to 1.00% over the previous pricing, depending on the Company's leverage ratio.

ABOUT TOWER AUTOMOTIVE
         Tower Automotive, Inc., is a global designer and producer of vehicle structural components and assemblies used by every major automotive original manufacturer, including Ford, DaimlerChrysler, GM, Honda, Toyota, Nissan, Fiat, Hyundai/Kia, BMW, and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Grand Rapids, Mich. Additional company information is available at www.towerautomotive.com.
         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results as a consequence of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Tower Automotive operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

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